Exhibit 10.1

P O Box 13222

Sacramento CA 95813-6000

Tel: 916-355-4708

Email: Michael.Bunter@rocket.com

Mike Bunter

Senior Director, Human Resources

September 27, 2016

Paul Lundstrom

PMB 123

304 W. Main St.

Avon, CT 06001

Dear Paul:

Per our discussions, please accept our offer of employment to you.

Position and Base Salary

We are pleased to extend an offer of full-time employment as Chief Financial Officer for Aerojet Rocketdyne Holdings, Inc. (Aerojet Rocketdyne); this position is classified as Exempt. Your unique skills and experience will be an asset to Aerojet Rocketdyne, and we believe that our company offers you a challenging and rewarding opportunity. Your starting salary will be $16,538.46 paid bi-weekly ($430,000 annually) in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. You will report to Eileen Drake, Chief Executive Officer and President. Your work location will be our El Segundo, CA office. Your start date is scheduled for November 7, 2016.

Variable Compensation

As part of your annual total cash compensation, you will be eligible to participate in the Aerojet Rocketdyne Annual Incentive Plan (AIP). Your target annual incentive is 65% of your base salary. Incentive plan payments are contingent upon the financial performance of Aerojet Rocketdyne and Aerojet Rocketdyne Holdings Inc. and your incentive may vary above or below the target level. You will be eligible for a pro-rated bonus for fiscal year 2016 based on your date of hire. Your eligibility to participate in the program is at the discretion of management. Aerojet Rocketdyne may modify, change or cancel any of the AIP, and may adjust any individual payment during the performance period or at any time prior to the payment date.

You will also be eligible to participate in the long-term incentive program (LTIP) under the Amended and Restated 2009 Equity and Performance Incentive Plan as approved by the Board of Directors. Long term incentive grants are normally made during Aerojet Rocketdyne Holdings Inc.’s second fiscal quarter. Your long-term incentive target is 135% of your base salary. Your first grant under the LTIP will be in the March / April 2017 time frame with vesting scheduled for the first quarter of 2020.

Paul Lundstrom

September 27, 2016

Sign on Equity Grant

You will be granted 40,000 restricted shares of Aerojet Rocketdyne stock effective as of the date your employment begins (the “grant date”). This equity grant will vest ratably in tranches of one-third on the anniversary of the grant date over three years. If you are terminated by Aerojet Rocketdyne for any reason, other than for cause, within the first twenty four (24) months of employment, any unvested shares from your sign on equity grant will be vested immediately upon your date of termination.

Cash Sign on Bonus

You will be advanced $100,000 (less required taxes and withholdings) as a one time hiring incentive, paid to you within thirty (30) days of your start date or as soon thereafter as is administratively practical.

If your employment is terminated by the Company for Cause or if you terminate your employment voluntarily prior to twelve (12) months of your start date, you agree to repay the full amount of the signing bonus within 30 days following your termination date.

Relocation Assistance

To assist you with your relocation to the Los Angeles, CA area, we are offering you the benefits outlined in the enclosed relocation summary. Following your written acceptance of our offer, a Brookfield Global Relocation Services representative will contact you to initiate your move. We will provide you with commuter benefits equivalent to a trip home every week until your family joins you in the Los Angeles area in December 2016.

Additionally, Aerojet Rocketdyne will provide a loss on sale and / or guaranteed buyout provision on the sale of your home in Connecticut with the following terms:

  You will list your home for a minimum of 60 days with the assistance of Brookfield Global Relocation Services.
  If your home does not go under contract within the 60 day listing period, Aerojet Rocketydne will purchase the house through Brookfield Global Relocation Services at your original documented purchase price of $850,000.
  In the event your home does go under contract within the 60 day listing period for a sale price below your original purchase price of $850,000, Aerojet Rocketdyne will provide you with an offset payment to cover your loss on sale up to your original purchase price of $850,000.

A loss on sale is defined as the difference between the documented original purchase price and final selling price as indicated on the legally executed settlement statements.  This provision does not provide loss reimbursement of capital improvements.  In order to be eligible to receive this reimbursement, you must actively market your home as noted above, and the sales price must reflect current market values for the area.  This loss on sale benefit will be grossed up for federal and state income taxes in a manner consistent with IRS rulings to reasonably offset taxes paid by you. The tax assistance is intended to be an approximation of your tax liability and is not intended to be an exact calculation.

You should be aware that all payments for any and all costs associated with relocation shall be repaid to Aerojet Rocketdyne should you resign or be terminated for cause within eighteen (18) months of your start date.

Vacation Time

You will accrue paid vacation time at the rate of three weeks (120 hours) per year.

Paul Lundstrom

September 27, 2016

Offer Terms and Conditions

Aerojet Rocketdyne reserves the right to revoke this offer at any time before employment begins. In addition, due to the nature of the work being performed at Aerojet Rocketdyne, we must maintain high levels of health, safety, and security. All offers of employment are contingent upon reference checks and a background investigation as well as upon your receiving appropriate security clearances (if required), submitting to a post-offer medical evaluation as determined by the position’s physical, safety and environmental requirements, and demonstrating your ability to satisfy the physical requirements of the job. Testing for substance abuse is part of our post-offer screening. Aerojet Rocketdyne will not hire individuals who test positive for use of illegal drugs or improperly used legal drugs.

A representative from Aerojet Rocketdyne will phone and/or email you regarding the specific date, time, and other details of your drug test and medical evaluation, which will be scheduled with a doctor or occupational health clinic in your area.

Your start date is presently scheduled for November 7, 2016 pending completion of all of our post-offer screening processes and reference checks. On your first day, please report to the main lobby of our El Segundo, CA facility at 222 N. Sepulveda Blvd, El Segundo, CA 90245.

As an employee of Aerojet Rocketdyne, it is necessary that you agree to conform to the rules and regulations of the Company. We also require you to acknowledge, by signing in the space provided below, that your employment with Aerojet Rocketdyne is at-will. This means your employment can be terminated, with or without cause, and with or without notice, at any time, at your option or at Aerojet Rocketdyne’s option. Although other terms and conditions of employment may change, this at-will employment will remain in effect throughout your employment with the Company, unless it is modified by an express written employment contract for a specified term which is signed by you and an officer of Aerojet Rocketdyne. Your signature further indicates that you agree that this letter incorporates all of the elements of our employment offer, and no agreement which is contrary to any of the matters stated in this offer letter shall be effective unless it is contained in a specific, express written contract which is signed by an authorized officer of the Company and you.

We also require you to sign the enclosed copy of our mutual agreement to arbitrate claims, which provides an expedited, impartial dispute resolution procedure for any claims that may arise during or following your employment with Aerojet Rocketdyne. By signing this offer and the mutual agreement to arbitrate claims, you are agreeing to have your claims ruled on by an impartial arbitrator and are waiving the right to a civil trial before a judge or jury.

Our offer is contingent upon your completing, signing and returning all of the enclosed documents. A checklist and a return envelope are included for your convenience.

Because the position you are being offered requires eligibility for a U.S. security clearance, you will be required to provide proof of U.S. citizenship on your first day of work. You may provide this proof in one of the following required forms (please bring your documents with you on your start date):

  An original or certified copy of a birth certificate;
  A certificate of naturalization;
  A Certificate of Citizenship issued by the Immigration and Naturalization Service (INS);
  A Report of Birth Abroad of a Citizen of the United States of America (Form FS-240);
  A Certificate of Birth (Form FS-545 or DS-1350);
  A current passport; or
  A Record of Military Processing-Armed Forces of the United States (DD Form 1966), provided it reflects U.S. citizenship.

Paul Lundstrom

September 27, 2016

Additionally, Aerojet Rocketdyne is required by Federal law to verify all new employees’ legal right to work in the United States. Our offer is conditioned upon your providing this proof. It is not necessary to provide proof now, but you must provide proof of your legal right to work in the United States on your first day of work. The documents described in the enclosed list are acceptable for this purpose. If you will have any difficulty providing this documentation on your start date, please notify us immediately.

Eileen Drake and I are pleased to welcome you to the Aerojet Rocketdyne team. If you have any questions, please feel free to contact me at (916) 355-4708. Aerojet Rocketdyne is an exciting place to work and an environment in which your contributions will be valued. We look forward to having you on our team.

Please respond to our offer no later than October 4, 2016

Sincerely,

Mike Bunter

Senior Director, Human Resources

Enclosures

OFFER ACCEPTANCE ______________________   DATE _________________________